Exhibit 32.1

CERTIFICATIONS

I, Nicholas J. DeIuliis, President and Chief Executive Officer (principal executive officer) of CNX Gas Corporation (the “Registrant”), certify that to my knowledge, based upon a review of the Annual Report on Form 10-K for the period ended December 31, 2005, of the Registrant (the “Report”):

(i) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: February 21, 2006

/s/ NICHOLAS J. DEIULIIS
Nicholas J. DeIuliis President and Chief Executive Officer